Exhibit 99.1

PLATO LEARNING REPORTS SECOND QUARTER 2009 RESULTS

Second Quarter Highlights

•	Net Income of $123,000, or $0.01 per Share, vs. Net Loss of $6.5 million, or ($0.27) per Share, in Q2’08
•	Subscription Orders Grow 55%; PLE™ Orders Up 74%
•	Subscription Revenues Increase 15%
•	Subscription Gross Margins Improve to 57% from 43% in Q2’08

MINNEAPOLIS, MN – June 1, 2009 – PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K–adult e-learning solutions, today announced unaudited results for its fiscal 2009 second quarter ended April 30, 2009.

Total revenue for the second quarter was $15.5 million, compared to $16.2 million in the second quarter of 2008.  Subscription revenue increased 15% to $9.7 million from $8.5 million in the second quarter last year.  Revenues from legacy perpetual products and related software maintenance declined $1.4 million, or 30%, to $3.2 million, as sales of these non-strategic products and services continue to naturally decline.   Continued improvements in gross margins and operating efficiencies resulted in the Company reporting its second consecutive quarter of profitability. Net income for the second quarter was $123,000, or $0.01 per share, compared to a net loss of ($6.5) million, or ($0.27) per share, a year ago. The second quarter 2008 net loss includes restructuring charges of $1.6 million, or $0.07 per share.  Subscription orders grew 55% to $11.2 million compared to $7.2 million in the prior year quarter.  Total orders for the quarter grew 22% to $15.9 million, compared to $13.1 million in the second quarter of fiscal 2008.

Vin Riera, PLATO Learning President and CEO said, “The achievement of two consecutive quarters of profitability during the seasonally slow period of the education market is an indication of the financial benefits of the Software-as-a-Service (SaaS) business model.  We continued to deliver solid increases in subscription orders and revenues in the quarter, and the operating leverage we’ve achieved in our business has resulted in significant improvements in gross margins and operating expenses compared to a year ago.

 “In addition to the significant improvements in our financial results, we continued to experience very strong demand for instructional solutions delivered on PLE™ despite a difficult funding environment. PLE™ orders grew 74% in the quarter to $9.8 million, compared to $5.6 million in the second quarter of 2008.  Orders from new PLE™ customers and expansions of existing customer installations increased 22% to $5.6 million.  Renewal orders in the quarter increased to $4.2 million from $1.0 million in the second quarter of 2008.  Our renewal rate in the second quarter exceeded 90%, and we experienced a number of customers who renewed expiring subscriptions early, or extended existing subscription periods, which we view as a strong indication of the long-term value of our solutions to our customers”.

During the quarter, the Company added 78 school districts and community colleges as first-time subscribers to PLE™, bringing the total PLE™ customer base to nearly 1,300 educational institutions across the U.S., a 37% increase over the second quarter of fiscal 2008.  New PLATO Learning customers accounted for 51 of the total PLE™ customers added in the quarter, comparable to the 49 new PLATO Learning customers added in the second quarter of 2008.  The number of customers migrating from legacy PLATO products to PLE™ declined from 80 to 27, a natural trend given the number of legacy customers that have already made this transition.  More than 1,200 customers using the Company’s legacy subscription platform or purchasing support for legacy perpetual products remain candidates for transitioning to PLE™.

Subscription margins in the second quarter improved 14 percentage points to 57%, resulting in an improvement in total gross margins for the quarter to 55%, compared to 43% in the same quarter last year. The improvement in subscription margins reflects 15% growth in subscription revenues, and a decline in subscription product amortization. Operating expenses in the second quarter decreased nearly 30% to $8.4 million, compared to non-GAAP operating expenses of $11.7 million in the same quarter last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure), were $3.3 million in the second quarter of 2009, compared to adjusted EBITDA of negative $0.4 million in the second quarter of 2008.

Cash and cash equivalents at April 30, 2009 totaled $10.2 million, down $2.1 million from the beginning of the quarter, and above the range of $9.0 to $10.0 million expected by the Company. The quarterly decline in cash reflects the normal seasonality of the education market.

Outlook

Mr. Riera continued, “The general economic climate and outlook for education spending remains somewhat uncertain, but our solid start to the fiscal year and proximity to our seasonally strong second half of the fiscal year provides us better visibility to full year subscription order results.  As a result, we now expect the percentage growth in subscription orders to be in the mid-teens versus the high-single-digit growth previously expected.  Our expectation for subscription revenue for the year remains unchanged at low double-digit growth given the nature of subscription revenue recognition, the timing of orders in the back half of our fiscal year, and longer subscription periods.  We continue to expect cash balances to end the year at or slightly above $20 million.

“We are very pleased to have achieved profitability in the first half of the year.  Profitability for fiscal 2009 remains our goal; however, we are not providing specific earnings guidance at this time”, Mr. Riera concluded.

Conference Call

A conference call to discuss this announcement is scheduled for today, June 1, 2009, at 3:45 pm CT (4:45 pm ET).  The dial-in number for this call is 866-225-8754 in the U.S. and Canada, and 480-629-9723 internationally.  Attendees should call 10 minutes prior to the start of the call and inform the operator they are participating in PLATO Learning’s call.  A recording of the call will be available from 6:00 pm CT (7:00 pm ET) on June 1, 2009, until midnight June 8, 2009.  To access the recording, call 800-406-7325 in the U.S. and Canada and 303-590-3030 internationally.  At the prompt, enter pass code number 4086959#. Additionally, the webcast will be available for replay on the investor relations section of PLATO Learning’s web site at www.plato.com/Investor-Relations/Conference-Calls.aspx.

About PLATO Learning

PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. Learn more about PLATO Learning by visiting www.plato.com.

The announcement includes the use of non-GAAP financial measures that are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures have been used in this announcement because the Company believes they are useful to investors by providing greater transparency to supplemental information used in the Company’s internal financial and operational analysis. Investors are encouraged to review the reconciliations attached to this announcement of the non-GAAP financial measures used in this announcement to their most directly comparable GAAP financial measures.

This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company's most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q. Actual results may differ materially from anticipated results.

PLATO®, Straight Curve® and Academic Systems® are registered trademarks of PLATO Learning, Inc. PLATO Learning is a trademark of PLATO Learning, Inc.

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2009	2008	2009	2008
REVENUES
Subscriptions	$9,726	$8,475	$19,594	$16,444
License fees	1,006	1,509	2,010	3,760
Services	4,775	6,261	9,940	12,176
Total revenues	15,507	16,245	31,544	32,380

COST OF REVENUES
Subscriptions	4,182	4,816	8,071	9,465
License fees	418	1,097	856	2,520
Services	2,335	3,314	4,763	5,910
Total cost of revenues	6,935	9,227	13,690	17,895

GROSS PROFIT	8,572	7,018	17,854	14,485

OPERATING EXPENSES
Sales and marketing	5,604	7,521	11,491	14,526
General and administrative	1,872	2,701	4,295	5,651
Software maintenance and development	708	1,101	1,274	2,177
Amortization of intangibles	213	388	427	775
Restructuring	-	1,635	-	1,635
Total operating expenses	8,397	13,346	17,487	24,764

OPERATING INCOME (LOSS)	175	(6,328)	367	(10,279)

Other (expense) income, net	(52)	7	15	199

INCOME (LOSS) BEFORE INCOME TAXES	123	(6,321)	382	(10,080)

Income tax expense	-	152	-	304

NET INCOME (LOSS)	$123	$(6,473)	$382	$(10,384)

INCOME (LOSS) PER SHARE
Basic	$0.01	$(0.27)	$0.02	$(0.44)
Diluted	$0.01	$(0.27)	$0.02	$(0.44)

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING
Basic	24,067	23,812	24,024	23,800
Diluted	24,114	23,812	24,277	23,800

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	April 30,	October 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$10,245	$20,018
Accounts receivable, net	6,368	6,834
Other current assets	5,752	7,408
Total current assets	22,365	34,260

Equipment and leasehold improvements, net	3,101	3,589
Software development costs, net	22,111	24,086
Identified intangible assets, net	3,054	3,723
Other long-term assets	2,753	3,309
Total assets	$53,384	$68,967

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,579	$3,085
Accrued compensation	3,005	3,996
Other accrued liabilities	2,299	6,909
Deferred revenue	27,662	36,005
Total current liabilities	34,545	49,995

Long-term deferred revenue	7,649	8,916
Total liabilities	42,194	58,911

Stockholders' equity:
Common stock	241	240
Additional paid-in capital	171,861	171,143
Treasury stock at cost	(319)	(315)
Accumulated deficit	(159,408)	(159,790)
Accumulated other comprehensive loss	(1,185)	(1,222)
Total stockholders' equity	11,190	10,056
Total liabilities and stockholders' equity	$53,384	$68,967

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Six Months Ended
	April 30,
	2009	2008
OPERATING ACTIVITIES:
Net income (loss)	$382	$(10,384)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred income taxes	-	304
Depreciation and amortization	6,023	8,685
Stock-based compensation	645	76
Other adjustments	(175)	9
Changes in operating assets and liabilities:
Accounts receivable	656	5,439
Other current and long-term assets	2,122	1,175
Accounts payable	(1,506)	(567)
Other current and long-term liabilities	(5,596)	(558)
Deferred revenue	(9,610)	(8,770)
Total adjustments	(7,441)	5,793
Net cash used in operating activities	(7,059)	(4,591)

INVESTING ACTIVITIES:
Capitalized software development costs	(2,348)	(6,679)
Purchases of equipment and leasehold improvements	(468)	(223)
Net cash used in investing activities	(2,816)	(6,902)

FINANCING ACTIVITIES:
Net proceeds from issuance of common stock, net of repurchases	70	123
Repayments of capital lease obligations	(5)	(20)
Net cash provided by financing activities	65	103

EFFECT OF CURRENCY EXCHANGE RATE CHANGES
ON CASH AND CASH EQUIVALENTS	37	31

Net decrease in cash and cash equivalents	(9,773)	(11,359)

Cash and cash equivalents at beginning of period	20,018	24,297

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$10,245	$12,938

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)

Order Value ($000)
	Three Months Ended April 30,			Six Months Ended April 30,
	2009	2008	% Change	2009	2008	% Change

Subscriptions	$11,242	$7,238	55%	$17,916	$12,877	39%

License fees	907	2,444	(63%)	1,938	3,927	(51%)

Services :
Professional services	1,947	1,144	70%	3,142	2,318	36%
Software maintenance	1,077	1,507	(29%)	2,258	3,050	(26%)
Other	759	763	(1%)	1,518	1,525	0%
Total Services	3,783	3,414	11%	6,918	6,893	0%

	$15,932	$13,096	22%	$26,772	$23,697	13%

Reconciliation of Deferred Revenue to Non-GAAP Deferred Revenue Backlog ($000):

	As of April 30,
	2009	2008	% Change

Total Deferred Revenue	$35,311	$35,830	(1%)

Add: Unbilled amounts due under
non-cancelable subscription agreements	13,370	5,869	128%

Deferred Revenue Backlog	$48,681	$41,699	17%

Components of Deferred Revenue Backlog:
Subscriptions	$39,696	$29,965	32%

License fees	222	1,319	(83%)

Services	8,763	10,415	(16%)

Deferred Revenue Backlog	$48,681	$41,699	17%

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)

Revenue Details ($000s)

	Three Months Ended April 30,			Six Months Ended April 30,
	2009	2008	% Change	2009	2008	% Change

Subscriptions	$9,726	$8,475	15%	$19,594	$16,444	19%

License fees	1,006	1,509	(33%)	2,010	3,760	(47%)

Services:
Professional services	1,798	2,377	(24%)	3,749	4,320	(13%)
Software maintenance	2,229	3,136	(29%)	4,696	6,361	(26%)
Other	748	748	0%	1,495	1,495	0%
Total services	4,775	6,261	(24%)	9,940	12,176	(18%)

	$15,507	$16,245	(5%)	$31,544	$32,380	(3%)

Reconciliation of 2008 GAAP Net Loss and Loss Per Share to Non-GAAP Net Loss
and Loss Per Share Before Restructuring Charges
($000s, except per share amounts)
	Three Months Ended April 30,	Six Months Ended April 30,
	2008	2008
Net loss, as reported	$(6,473)	$(10,384)
Restructuring charges	1,635	1,635
Net loss before restructuring charges	$(4,838)	$(8,749)

Loss per share (basic):
Loss per share, as reported	$(0.27)	$(0.44)
Restructuring charges	0.07	0.07
Loss per share before restructuring charges	$(0.20)	$(0.37)

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)

Reconciliation of 2008 GAAP Operating Expenses to Non-GAAP Operating Expenses
Before Restructuring Charges ($000s)

	Three Months	Six Months
	Ended April 30,	Ended April 30,
	2008	2008
Total operating expenses	$13,346	$24,764
Restructuring charges	1,635	1,635
Operating expenses before
restructuring charges	$11,711	$23,129

Reconciliation of GAAP Net Income To 2009 Non-GAAP Earnings before
Interest, Taxes, Depreciation and Amortization ("EBITDA") and 2008 Non-GAAP
Adjusted EBITDA ($000)
	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2009	2008	2009	2008
Net income (loss)	$123	$(6,473)	$382	$(10,384)
Income taxes	-	152	-	304
Interest, net	49	(11)	(32)	(203)
Depreciation and amortization	3,140	4,281	5,936	8,597
EBITDA	$3,312	(2,051)	$6,286	(1,686)
Restructure charges		1,635		1,635
Adjusted EBITDA		$(416)		$(51)

Company Contacts:

Rob Rueckl
Chief Financial Officer
PLATO Learning, Inc.
952.832.1000

Todd Kehrli or Charles Messman
MKR Group
323.468.2300